Exhibit 10.1

T + 1 713.439.8600 17021 Aldine Westfield Houston, Texas 77073, USA

Derek Mathieson

SSO: [***]

Dear Derek,

This letter confirms your separation from employment from Baker Hughes Company (the “Company”) as of May 31, 2020 (“Separation Date”).

In connection with your separation of employment the company is offering you an opportunity to receive severance benefits under your Stay & Win Award “Safety Net”.

To receive the severance payment, you must sign the attached Severance Agreement & Release and return it via email to [***].

If you have any questions, you may contact [***] via e-mail at [***] or via phone at [***].

Thank you for your contributions to Baker Hughes.

We wish you success in your future endeavors.

Yours sincerely,

Deanna Jones

Chief Human Resources Officer

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Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this Agreement.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between Baker Hughes Company (“Company”) and Derek Mathieson, SSO: [***] (the “Employee”).

1.	Separation Date and Consideration/Other Payments.

a.	Separation Date. The Employee’s employment with the Company will end on May 31, 2020 (the “Separation Date”). Until the Separation Date, the Company will pay the Employee’s regular salary and benefits and the Employee will continue to perform Employee’s regular duties or other duties as assigned by Employee’s manager, if required.

b.	Consideration. In consideration for your signing and delivering this Agreement, the Company agrees to pay you the following amounts six months following the Separation Date, so long as you sign and do not revoke this Agreement during the revocation period described in paragraph 2(c):

i.	Cash severance benefits as described in the Stay and Win Award (letter agreement) in the amount of $1,095,000.00

ii.	Payment equal to your pro-rata 2020 target annual bonus in the amount of $295,833.00. You will not be eligible for additional payments for fiscal year 2020 under the annual incentive plan.

iii.	The amount of interest that would be earned on the foregoing payments specified in clauses i. and ii. of this paragraph 1(b) will apply the six-month London Interbank Offered Rate plus two percentage points.

Voluntary and statutory withholdings may apply. You will receive these payments in accordance with the Stay and Win Award (letter agreement), subject to all applicable conditions of the Stay and Win Award (letter agreement).

For the avoidance of doubt, you will not be entitled to severance benefits under the Baker Hughes Company Executive Severance Program or under any other program or agreement other than the Stay and Win Award.

c.	Long-Term Incentives. Long-term incentive awards previously granted under Baker Hughes shall be governed by the terms of the applicable award agreements and the applicable long-term incentive programs.

Pursuant to the terms of the Stay and Win Award Letter, unvested RSUs from the Founders Grant granted on July 31, 2017 will vest in full upon your termination. All related RSU dividend equivalents shall be paid out in the form of cash, as soon as administratively possible following your Separation Date.

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d.	Medical Benefits: The Company will extend Employee’s eligibility for medical coverage for 12 months following termination under the US medical plan under which the employee is currently covered. To facilitate this, the Company may make a cash payment equal to 12 months of the current COBRA rate (less the Employee rate) and the Employee will make payments for continued coverage.

2.	Employee Acknowledgments and Representations. The Employee acknowledges, represents and agrees:

a.	Receipt of Wages and Benefits. Except as stated above, Employee agrees that Employee has received all wages and compensation, including but not limited to overtime compensation, due to the Employee. Employee is not entitled to any other payments of any kind, including to the payments and benefits Employee is receiving under this Agreement, except as a result of the Employee’s agreement to the terms herein. Employee agrees that those payments and benefits are sufficient consideration for this Agreement.

b.	Taxes & Withholdings. All payments and benefits received under this Agreement are subject to applicable taxes and withholdings.

c.	Time to Review & Revoke. The Employee has 21 days to consider this Agreement, and Employee’s waiver of rights under the Age Discrimination in Employment Act, as amended, before signing it. Employee can revoke this Agreement within 7 days after signing it by sending written notice of that revocation to Employee’s HRM (the day following this revocation period is the “Effective Date” of this Agreement). Employee also agrees that Employee has had the opportunity to consult with an attorney of Employee’s choice before signing it.

d.	Disclosure of Past and Present Claims. The Employee is not aware of (or has already disclosed to the Company) any information Employee has or knows about conduct by the Company or any of the Releasees that Employee has any reason to believe violates or may violate any domestic or foreign law or regulation or Company policy, or involves or may involve false claims to the United States.

e.	Alternative Dispute Resolution. The Employee agrees that Employee’s agreement to Solutions or any applicable prior alternative dispute resolution process (for purposes of this Agreement collectively called “Company ADR”) remains in effect. Employee further agrees to submit to the Company ADR any claims not released by this Agreement and covered by the Company ADR, or any claims that arise after the date the Employee signs this Agreement, to the maximum extent permitted by law, including but not limited to, disputes about the Agreement itself. The Employee understands Employee is giving up the right to a jury trial for such claims and that all such claims submitted to final and binding arbitration pursuant to the Company ADR will be decided solely by an arbitrator. Employee may ask Employee’s Company HRM for another copy of the Company ADR process.

f.	Company’s Reliance on Employee Representations. The Employee understands that the Company is relying on the Employee’s representations and obligations contained in this Agreement, including but not limited to Employee’s Release of Claims.

g.	Existing Restrictive Covenants. Employee agrees that any existing Non-Solicitation agreement and/or Non-Compete agreement to which Employee is a party shall continue in full force and effect.

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3.	Confidentiality. Unless compelled by law to do so, the Employee has not and will not, disclose the fact of, terms and conditions of, or amounts in this Agreement to anyone other than Employee’s spouse, legal or financial advisor, or U.S. governmental officials who seek such information as part of their official duties. If a third-party requests or demands that the Employee disclose or produce this Agreement or any terms or conditions in it, the Employee will not take any action related to such request or subpoena without first notifying the Company and giving it a reasonable opportunity to respond.

4.	Release of Claims. In return for the consideration provided by this Agreement, the Employee, Employee’s heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA)) that the Employee may have against Releasees (defined below), which arise from or relate to Employee’s employment and/or the termination of Employee’s employment with the Company. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Employee on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity/expression, age, disability, veteran status or other characteristic or activity protected by law, violated any Company policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay the Employee damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Release does not waive any rights or claims that may arise after the date Employee executes this Agreement, or that cannot be lawfully released. This Release does not modify or affect any vested benefits to which the Employee may be entitled to receive under the plans in which Employee is vested.

This Release is not intended to prevent or discourage the Employee from filing a claim or charge or participating in an investigation or proceeding of a governmental agency, including any state or federal fair employment practices agency and law enforcement authorities, but Employee is waiving all rights to monetary, injunctive or other personal relief that may result from that process to the maximum extent permitted by law; provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that precludes such a waiver.

The Employee also understands that this Release does not prohibit the Employee from discussing Employee’s compensation with others; or reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

The Employee agrees that on or immediately after the Separation Date, Employee will execute a supplemental release (in the form of the SUPPLEMENTAL RELEASE EXHIBIT) covering the period from the Effective Date to the Separation Date and agrees that all the covenants that relate to the Company’s obligations on or after the Separation Date will be contingent on Employee’s execution of the Supplemental Release.

5.	Employee Availability. The Employee agrees that Employee will reasonably be available to the Company to respond to requests for information related to Employee’s employment with the Company. The Employee

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will fully cooperate with the Company in connection with existing or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature. The Company will reimburse the Employee for reasonable out-of pocket expenses Employee incurs as a result of such cooperation.

6.	Non-Disparagement. The Employee agrees, subject to any obligations Employee may have under applicable law, not to make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. The Employee understands that nothing in this paragraph prevents the Employee from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities.

7.	Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

8.	Return of Company Property. The Employee agrees that Employee has, or will have, as of the Separation Date, returned to the Company all Company property or equipment in Employee’s possession, including but not limited to: any documents (whether in electronic or hard copy), computer, computer related hardware, external data storage or other memory device, phone, tablet, printer, scanner, credit card, keys, and security badge assigned to the Employee. The Employee agrees that as of the Separation Date Employee will have submitted the appropriate T&L / T&E expense reports for any expenses on Employee’s corporate credit card.

Employee also represents that, as of the Separation Date, Employee has returned all documents and other written materials, computer programs, and any other information of the Company or others’ confidential and proprietary information and any other items which, by their nature, are for use of the Company’s employees only.  Employee has not provided any of the Company’s confidential and proprietary information to any other person or entity.  Nor does any other person or entity possess any of the Company’s confidential and proprietary information as a result of any actions or inactions by Employee.  Employee further acknowledges that he has received no permission, either written or oral, to retain any such materials, programs, information or items.

9.	Confidential Information. The Employee acknowledges that the Employee Confidentiality and Innovation Agreement Employee signed will remain in full force and effect. The Employee understands that nothing herein prevents the Employee from disclosing a trade secret or other confidential and proprietary information of the Company (“Confidential Information”) when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court. The Employee represents that Employee has not and will not copy, transfer or take any of the Company’s Confidential Information to any external storage device, external personal email or disclose in any other manner without written approval by Employee’s Manager or Company HRM. The Company’s Confidential Information includes but is not limited to documents and data containing work product that the Employee or others prepared for the Company during Employee’s employment. Confidential Information does not include materials of a solely personal or social nature or documents that relate to Company-provided compensation or benefits received by the Employee or Employee’s dependents. If the Employee has any questions regarding what Employee can/cannot copy, transfer or take, Employee will raise those questions to Employee’s Manager or Company HRM prior to signing this Agreement. If the Employee has previously copied, transferred or taken Confidential Information, Employee will tell the Company, permit the Company to

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retrieve such information in a forensically sound manner, and allow and/or assist the Company, or its designee, to permanently delete the data from Employee’s personal computer or other storage.

10.	Non-Competition/Non-Solicitation. Employee agrees and reaffirms that this Agreement does not, supersede, revoke, or cancel Employee’s obligations to the Company under any preexisting agreements, including but not limited to confidentiality agreement, non-compete agreement or other agreement which set forth obligations Employee has to the Company that, consistent with the terms of those agreements, including but not limited to the Baker Hughes Incorporated Executive Agreement signed on August 8, 2016 (attached as Exhibit A) survive Employee’s termination from the Company.

Employee further re-acknowledges that Employee is bound by previously existing covenants not to compete for a period of 12 months following the termination of Employee’s employment; covenants not to solicit Customers for a period of 12 months following the termination of employment; and covenants not to solicit employees for a period of 12 months following Employee’s last date of employment as contained in the afore mentioned Agreements.

11.	Agreement Not to Cooperate. Except to the extent prohibited by law, Employee agrees that Employee will not voluntarily cooperate in any litigation against the Company or any of the Releasees, arising out of or relating to his or her employment with the Company up to the Effective Date of this Agreement, or invite or suggest subpoenas to any proceeding against the Company or any of the Releasees, excluding cooperation with any governmental entities which is not covered by this paragraph.

12.	Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee fulfilling Employee’s obligations under this Agreement. Employee acknowledges and agrees that any breach by the Employee of the obligations under this Agreement could cause substantial and irreparable damage to the Company and its subsidiaries, for which money damages may not be an adequate remedy. Accordingly, Employee acknowledges and agrees that the Company will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. If the Company proves a breach in court or arbitration, the Employee shall indemnify and hold the Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement as well as repay all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release above.

13.	Severability of Provisions. If a court or arbitrator holds that any provision in this Agreement is legally invalid or unenforceable, and cannot be modified to be enforceable, the affected provision will be stricken from the Agreement and the remaining terms of the Agreement and its enforceability shall remain unaffected.

14.	Benefits Plans. The Company reserves the right to terminate, amend, suspend, replace or modify any of its benefit plans and compensation programs at any time and for any reason, and the Employee will be subject to any such termination, amendment, suspension, replacement, or modification. If a plan or program is terminated, the Employee will not receive any further benefits under that plan/program, other than payment for benefits for services or coverages incurred before it was terminated. This paragraph shall not alter any vested benefits to which the Employee may be entitled under the terms of the Plans in which the Employee is vested.

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15.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties. The parties agree they have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement, other than as described in this Agreement. Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by the Employee and an authorized employee or agent of the Company.

16.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Texas.

17.	Unemployment Compensation. Nothing in this Agreement is intended to affect Employee’s ability to seek Unemployment Insurance (UI). The Company will provide accurate information in response to requests related to the Employee’s application for UI benefits regarding the terms of Employee’s separation from the Company.

18.	Format. The Employee and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so voluntarily and intentionally.

Derek Mathieson	Baker Hughes Company
/s/ Derek Mathieson	/s/ Lorenzo Simonelli
Signature	Signature
[***]
SSO	SSO
April 28, 2020	April 28, 2020
Date	Date

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T + 1 713.439.8600 17021 Aldine Westfield Houston, Texas 77073, USA

SUPPLEMENTAL RELEASE EXHIBIT

This supplemental release is given by Derek Mathieson (the “Employee”) to Baker Hughes Company (the "Company") in consideration of the covenants and promises given by the Company in the SEPARATION AGREEMENT & RELEASE (the “Separation Agreement”) signed by Employee on ____________.

In return for the consideration provided by the Separation Agreement, the Employee, Employee’s heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA)) that the Employee may have against Releasees (defined in the Separation Agreement and below), which arise from or relate to Employee’s employment and/or the termination of Employee’s employment with the Company. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Employee on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic or activity protected by law, violated any Company policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay the Employee damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Supplemental Release does not waive any rights or claims that may arise after the date Employee executes this Supplemental Agreement. This Supplemental Release does not modify or affect any vested benefits to which the Employee may be entitled under the terms of any plans in which the Employee is vested.

This Supplemental Release does not prevent the Employee from participating in an investigation or proceeding of a governmental agency, but Employee is waiving all rights to monetary, injunctive or other personal relief that may result from that process; provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that precludes such a waiver. The Employee also understands that this Supplemental Release does not prohibit the Employee from discussing Employee’s compensation with others; or reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company that Employee is releasing, and that Employee understands that Employee is not releasing any rights or claims arising after the Effective Date of this Supplemental Release. The Employee shall have seven (7) days from the date Employee signs this Supplemental Release to revoke Employee’s consent to the waiver of Employee’s rights under the ADEA. To do so, Employee must submit a written revocation to Employee’s Company Human Resources Manager (HRM). If the Employee revokes Employee’s consent to the waiver, all of the provisions of this Supplemental Release shall be void and unenforceable and the Company will have no further obligations pursuant to the Separation Agreement. If Employee does not revoke Employee’s consent, this Supplemental Release will take effect on the day after the end of the revocation period (the “Effective Date of this Supplemental Release”).

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Agreed and accepted,

Derek Mathieson
/s/ Derek Mathieson
Signature
[***]
SSO

Date: April 28, 2020

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T + 1 713.439.8600 17021 Aldine Westfield Houston, Texas 77073, USA

EXHIBIT A

Baker Hughes Incorporated Executive Agreement signed on August 8, 2016

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